Investor Relations: Amy Wakeham IR@ integer.net 214.618.4978
FOR IMMEDIATE RELEASE	Media Relations: Kelly Butler kelly.butler@integer.net 214.618.4216

Integer Announces Appointment of Joseph W. Dziedzic as President and Chief Executive Officer

FRISCO, TEXAS, July 17, 2017 - Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Joseph W. Dziedzic has been appointed by Integer’s Board of Directors to serve as President & Chief Executive Officer, removing his interim designation. Mr. Dziedzic has entered into a new three-year Employment Agreement with the Company effective today.

Mr. Dziedzic has served as Integer’s Interim President & CEO since March 2017 and as a director of the Company since February 2013. Previously he was Executive Vice President and Chief Financial Officer for The Brink’s Company from 2009 to 2016. Prior to that, he had a 20-year career with General Electric, in which he held leadership roles in six businesses, including General Electric Medical Systems.

Bill R. Sanford, Integer Chairman of the Board, commented, “After conducting a comprehensive search for a permanent President & CEO, the choice was clear. Joe’s deep understanding of our business, stemming from his service on the Board since 2013, coupled with his prior executive experience and the skillful leadership he demonstrated during his service as our Interim CEO, have shown him to be an ideal fit. The Board is confident Joe is the right person to lead Integer to realize our vision of enhancing the lives of patients worldwide by being our customers’ partner of choice for innovative medical technologies and services.”

“This is an exciting time for Integer,” Mr. Dziedzic stated. “As the market leader in MDO manufacturing, we have unrivaled capabilities to serve our customers’ needs across the full range of our product continuum, from medical device components to full-system solutions and devices. During my time as Interim CEO, I observed first-hand the talent, expertise and dedication of the Integer team, making me even more confident in our ability to accelerate our positive trajectory. I’m honored to lead Integer as we execute our strategy of delivering innovative, cost-effective solutions to our Customers while generating profitable growth for our Company.”

About IntegerTM
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.